Exhibit 10.26

EXECUTIVE SALARY CONTINUATION AGREEMENT
THAT SUPERSEDES AND REPLACES THE
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
EXECUTIVE AGREEMENT EFFECTIVE SEPTEMBER 25, 2001

THIS AGREEMENT is made and entered into this 20th day of November, 2006, by and between the Simmons First Bank of Hot Springs, a bank organized and existing under the laws of the State of Arkansas (hereinafter referred to as the "Bank"), and David Bartlett, an Executive of the Bank (hereinafter referred to as the "Executive").

WHEREAS, the Bank and the Executive are parties to an Executive Supplemental Retirement Plan Agreement dated the 25th day of September, 2001 that provides for the payment of certain benefits. This Executive Salary Continuation Agreement effective January 1, 2006 that Supersedes and Replaces the Executive Supplemental Retirement Plan Agreement effective September 25, 2001 shall bring the Executive Supplemental Retirement Plan Agreement effective September 25, 2001 into compliance with Internal Revenue Code Section 409A enacted on October 22, 2004. The benefits provided hereunder shall supersede and replace the existing Executive Supplemental Retirement Plan Agreement and the benefits provided thereby;

WHEREAS, the Executive has been and continues to be a valued Executive of the Bank;

WHEREAS, the purpose of this Agreement is to further the growth and development of the Bank by providing the Executive with supplemental retirement income, and thereby encourage the Executive's productive efforts on behalf of the Bank and the Bank's shareholders, and to align the interests of the Executive and those shareholders.

WHEREAS, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive at retirement or the Executive's Beneficiary in the event of the Executive's death pursuant to this Agreement;

ACCORDINGLY, it is intended that the Agreement be "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and not be construed to provide income to the participant or beneficiary under the Internal  Revenue Code of 1986, as amended, particularly Section 409A of the Code and guidance or regulations issued thereunder, prior to actual receipt of benefits; and

THEREFORE, it is agreed as follows:

I.             EFFECTIVE DATE

The "Effective Date" of this Agreement shall be January 1, 2006.

II.            FRINGE BENEFITS

The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter

III.           DEFINITIONS

A.            Retirement Date:

Retirement Date shall be the later of the Executive's sixty-fifth (65th) birthday or Separation from Service.

B.             Normal Retirement Age:

"Normal Retirement Age" shall mean the date on which the Executive attains age sixty-five (65).

C.             Plan Year:

Any reference to "Plan Year" shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term "Plan Year" shall mean the period from the effective date to December 31st of the year of the effective date.

D.             Termination of Employment:

"Termination of Employment" shall mean voluntary or involuntary resignation of employment by the Executive or the Employer's discharge of the Executive, prior to the Normal Retirement Age.

E.             Separation from Service:

"Separation from Service" shall mean that the Executive has experienced a Termination of Employment from the Employer. Where the Executive continues to perform services for the Employer following a Termination of Employment, however, and the facts and circumstances indicate that such services are intended by the Employer and the Executive to be more than "insignificant" services, a Separation from Service will not be deemed to have occurred and any amounts deferred under this Agreement may not be paid or made available to the Executive. The determination of whether such services are considered "insignificant" will be based upon all facts and circumstances relating to the termination and upon any applicable rules and regulations issued under Section 409A of the Code. Military leave, sick leave, or other bona fide leaves of absence are not generally considered terminations of employment.

F.             Discharge for Cause:

The term "for cause" shall mean any of the following that result in an adverse effect on the Employer: (i) the commission of a felony or gross misdemeanor involving fraud or dishonesty; (ii) the willful violation of any banking law, rule, or banking regulation (other than a traffic violation or similar offense); (iii) an intentional failure to perform stated duties; or (iv) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge "for cause," such dispute shall be resolved by arbitration as set forth in this Agreement. In the alternative, if the Executive is permitted to resign due to inappropriate conduct as defined above, the Board of Directors may vote to deny all benefits. A majority decision by the Board of Directors is required for forfeiture of the Executive's benefits.

G.             Change of Control:

"Change of Control" shall mean a change in ownership or control of the Bank as defined in Treasury Regulation Section 1.409A-3(g)(5) or any subsequently applicable Treasury Regulation.

H.            Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions to the Executive may not commence earlier than six (6) months after the date of a Separation from Service if, pursuant to Section 409A of the Code and regulations and guidance promulgated thereunder, the Executive is considered a "specified employee" under Section 416(i) of the Code. In the event a distribution is delayed pursuant to this paragraph, the originally scheduled payment shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following the delay. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

I.              Beneficiary:

The Executive shall have the right to name a "Beneficiary" of the Death Benefit. The Executive shall have the right to name such Beneficiary at any time prior to the Executive's death and submit it to the Plan Administrator (or Plan Administrator's representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

If the Executive dies without a valid Beneficiary designation on file with the Plan Administrator, death benefits shall be paid to the Executive's estate.

If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

J.             Disability:

"Disability" shall mean Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 month receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration's or the provider's determination.

K.            Employer:

"Employer" shall mean the Bank, any parent holding company of the Bank or any other company under control of the parent holding company of the Bank.

IV.          BENEFITS

A.            Retirement Benefit:

Upon attainment of the Retirement Date, the Bank shall pay the Executive an annual benefit equal to One Hundred Twenty Five Thousand and 00/100th Dollars ($125,000.00). Said benefit shall be paid in equal monthly installments (1/12th of the annual benefit) until the death of the Executive. Said payment shall be made the first day of the month following the date of Separation from Service or in accordance with the Restriction on Timing of Distribution.

B.            Termination of Employment:

Should an Executive suffer a Termination of Employment the Executive shall be entitled to the full benefit as stated in Subparagraph IV (A), commencing thirty (30) days following the Executive's Normal Retirement Age or in accordance with the Restriction on Timing of Distribution.

C.            Death:

Should the Executive die prior to the year 2023, the amount set forth below by the year in which such death occurs shall be paid in a lump sum cash payment to the Beneficiary the first day of the second month following such death as follows:

Year	Death Benefit
2005	$239,052
2006	298,616
2007	365,023
2008	438;878
2009	520,913
2010	611,574
2011	711,488
2012	820,979

2013	854,132
2014	765,005
2015	675,878
2016	586,751
2017	497,624
2018	408,498
2019	319,371
2020	230,244
2021	141,117
2022	51,991

D.            Discharge for Cause:

Should the Executive be Discharged for Cause at any time, all benefits under this Agreement shall be forfeited. A majority decision by the Board of Directors is required for forfeiture of the Executive's benefits. If a dispute arises as to discharge "for cause," such dispute shall be resolved by arbitration as set forth in this Agreement. In the alternative, if the Executive is permitted to resign due to inappropriate conduct as defined above, the Board of Directors may vote to deny all benefits. A majority decision by the Board of Directors is required for forfeiture of the Executive's benefits.

E.             Disability Benefit:

In the event the Executive becomes disabled prior to any Termination of Employment, and the Executive's employment is terminated because of such disability, he shall immediately begin receiving the benefits in Subparagraph IV (A) above. Such benefit shall begin without regard to the Executive's Normal Retirement Age and the Executive shall be one hundred percent (100%) vested in the entire benefit amount.

V.            RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligation by this Agreement or to refrain from funding same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

VI.           BENEFIT ACCOUNTING/ACCRUED LIABILITY RETIREMENT ACCOUNT

The Bank shall account for this benefit using the regulatory accounting principles of the Bank's primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.

VII.          CHANGE OF CONTROL

Upon a Change of Control, the Executive shall receive the benefit in accordance with Paragraph IV, upon attaining Normal Retirement Age, as if the Executive had been continuously employed by the Employer until the Executive's Normal Retirement Age. Said payment shall be made in equal monthly installments until the death of the Executive. The Executive will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger, or consolidation of the Employer shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

VIII.        MISCELLANEOUS

A.           Alienability and Assignment Prohibition:

Neither the Executive, nor the Executive's surviving spouse, nor any other beneficiary(ies) under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive's beneficiary(ies), nor be transferable by operation of law in the event of  bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank's liabilities shall forthwith cease and terminate.

B.            Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.            Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank. Any such Amendment shall be subject to Internal Revenue Code Section 409A.

D.            Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.            Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

F.            Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Arkansas.

G.            Partial Invalidity:

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

H.            Not a Contract of Employment:

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Employer to discharge the Executive, or restrict the right of the Executive to terminate employment.

I.             Tax Withholding:

The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Employer's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

J.             Opportunity to Consult with Independent Advisors:

The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the: (i) terms and conditions which may affect the Executive's right to these benefits; and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representative, agents, successor and assign to claim or assert liability on the part of the Employer related to the matters described above in this paragraph. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

K.            Permissible Acceleration Provision:

Under Section 409A(a)(3), a payment of deferred compensation may not be accelerated except as provided in regulations by the Internal Revenue Code. Certain permissible payment accelerations include payments necessary to comply with a domestic relations order, payments necessary to comply with certain conflict of interest rules, payments intended to pay employment taxes, and certain de minimis payments related to the participant's termination of the Executive's interest in the plan.

L.             Supersede and Replace Entire Agreement:

This Agreement shall supersede the Executive Supplemental Retirement Plan Agreement dated the 25th day of September, 2001, and shall replace the entire agreement including any and all amendments of the parties pertaining to this particular Executive Salary Continuation Agreement.

IX.           ADMINISTRATIVE AND CLAIMS PROVISIONS

A.            Plan Administrator:

The "Plan Administrator" of this Agreement shall be the Human Resources Group of Simmons First National Corporation. The Plan Administrator shall be responsible for the management, control and administration of the Agreement. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.             Claims Procedure:

a.             Filing a Claim for Benefits:

Any insured, beneficiary, or other individual, ("Claimant") entitled to benefits under this Agreement will file a claim request with the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

b.             Denial of Claim:

A claim for benefits under this Agreement will be denied if the Bank determines that the Claimant is not entitled to receive benefits under the Agreement. Notice of a denial shall be furnished the Claimant within a reasonable period of time after receipt on the claim for benefits by the Plan  Administrator. This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim. In the event that the claim for benefits pertains to disability, the Plan Administrator shall provide written notice within forty-five (45) days. However, if the

Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days. In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Plan Administrator's control, and for an additional thirty (30) days, if necessary. Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

c.             Content of Notice:

The Plan Administrator shall provide written notice to every Claimant who is denied a claim for benefits which notice shall set forth the following:

(i)	The specific reason or reasons for the denial;

(ii)	Specific reference to pertinent Agreement provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and

(iv)	Any other information required by applicable regulations, including with respect to disability benefits.

d.             Review Procedure:

The purpose of the Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. The Claimant, or his duly authorized representative, may:

(i.)
Request a review upon written application to the Plan Administrator. Application for review must be made within sixty (60) days of receipt of written notice of denial of claim If the denial of claim pertains to disability, application for review must be made within one hundred eighty (180) days of receipt of written notice of the denial of claim;

(ii.)	Review and copy (free of charge) pertinent Agreement documents, records and other information relevant to the Claimant's claim for benefits;

(iii.)	Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.

e.             Decision on Review:

A decision on review of a denied claim shall be made in the following manner:

(i.)
The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim. If the Claimant's initial claim is for disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s). The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review. In the event that the denied claim pertains to disability, such decision shall not be made later than forty-five (45) days after receipt of the application for review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be famished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall the extension exceed a period of sixty (60) days from the end of the initial period. In the event the denied claim pertains to disability, written notice of such extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall the extension exceed a period of thirty (30) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

(ii.)
The decision on review shall be in writing and shall include specific- reasons for- the decision written in an understandable manner with specific references to the pertinent Agreement provisions upon which the decision is based.

(iii.)
The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(iv.)
The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant's claim for benefits.

f.              Exhaustion of Remedies:

A Claimant must follow the claims review procedures under this Agreement and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

C.            Arbitration:

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Plan Administrator and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Employer's discharge of the Executive "for cause," such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

X.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Agreement, then the Bank may terminate or modify this Agreement by mutual consent of both parties. If this Agreement is terminated, any payment made to the Executive shall be in accordance with Internal Revenue Code Section 409A. Upon a Change of Control, this paragraph shall become null and void effective immediately upon said Change of Control.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove and that, upon execution, each has received a conforming copy.

SIMMONS FIRST BANK
OF HOT SPRINGS
Hot Springs, Arkansas

/s/ Renee Simmons	By:	/s/ Ronnie Twyford EVP
Witness		(Bank Officer other than Insured) Title

/s/ Kevin Pletcher	By:	/s/ Robert Fehlman
Witness		Parent Holding Company Officer

/s/ Cindy Baswell		/s/ David Bartlett
Witness		David Bartlett